FLEETWOOD REPORTS PLAN TO SELL
HOUSING RETAIL AND FINANCE BUSINESSES

Fleetwood Retail Corp. and HomeOne Credit Corp.
Expected to Be Sold Within One Year

Riverside, Calif., April 5, 2005 - Fleetwood Enterprises, Inc. (NYSE:FLE), one of the nation's leading manufacturers of recreational vehicles and manufactured housing, today announced that its Board of Directors has authorized management to sell the manufactured housing retail and financial services businesses. Fleetwood said its board and management remain committed to the wholesale (manufacturing) division of its Housing Group.

The Company said management has been authorized to pursue the exit plan in an orderly fashion over the course of the next 12 months. Offers will be solicited for both businesses combined or as separate complete entities; however, in order to maximize the value to the Company's shareholders, Fleetwood said it will consider offers from multiple buyers for the individual operations.

"We are taking this action in order to stem losses and concentrate our attention on our core businesses," said President and Chief Executive Officer Elden L. Smith. "We are convinced that returning Fleetwood to its traditional focus on manufacturing operations and wholesale distribution channels in both our manufactured housing and in our recreational vehicle businesses provides us with the best opportunity to regain our former position as the industry leader in both. It is our hope that FRC and HomeOne can be sold to one buyer to minimize the disruption to the associates at those companies, but we cannot judge the likelihood of that possibility at this time.

"In addition, our ongoing evaluation of our organization has led us to reconsolidate adjacent manufactured housing plants in both Alma, Ga., and Waco, Texas, in order to achieve greater efficiencies," Smith continued. "By combining these operations, we will experience immediately improved capacity utilization."

Fleetwood estimates that, as a result of the planned sale of Fleetwood Retail Corp. and HomeOne Credit Corp., it may be necessary to write down certain long-lived assets and the value of retail housing inventory, as well as to revalue its loan portfolio to the lower of cost or market, in the fourth quarter and in subsequent periods, but at this time it is unable to estimate a range of amounts for those charges. The Company also disclosed that it expects to incur other costs, charges and cash expenditures in subsequent periods as a result of the implementation of the exit plan, including contract termination costs, termination benefits, and gains or losses upon disposal. The Company said it is unable to estimate the range of those costs, charges or expenditures, which could vary widely

(more)
depending on the terms of any specific purchase and sale agreements and on the successful execution of the exit strategy. The Company expects, however, that these costs, charges and expenditures will be substantial. These costs, as well as the ongoing financial results for the retail and financial services businesses, will be accounted for as discontinued operations effective with the fourth fiscal quarter.

About Fleetwood

Fleetwood Enterprises, Inc., is one of the nation's largest producers of recreational vehicles, from motor homes to travel and folding trailers, and is a leader in the building, retailing and financing of manufactured homes. This Fortune 1000 company, headquartered in Riverside, Calif., is dedicated to providing quality, innovative products that offer exceptional value to its customers. Fleetwood operates facilities strategically located throughout the nation, including recreational vehicle and manufactured housing plants, retail home centers, and supply subsidiary plants. For more information, visit the Company's website at www.fleetwood.com.
This press release contains certain forward-looking statements and information based on the beliefs of Fleetwood's management as well as assumptions made by, and information currently available to, Fleetwood's management. Such statements reflect the current views of Fleetwood with respect to future events and are subject to certain risks, uncertainties, and assumptions, including risk factors identified in Fleetwood's 10-K and other SEC filings. These risks and uncertainties include, without limitation, the cyclical nature of both the manufactured housing and recreational vehicle industries; ongoing weakness in the manufactured housing market; continued acceptance of the Company's products; the potential impact on demand for Fleetwood's products as a result of changes in consumer confidence levels; the effect of global tensions on consumer confidence; expenses and uncertainties associated with the introduction and manufacturing of new products; the future availability of manufactured housing retail financing, as well as housing and RV wholesale financing; exposure to interest rate and market changes affecting certain of the Company's assets and liabilities; availability and pricing of raw materials; changes in retail inventory levels in the manufactured housing and recreational vehicle industries; competitive pricing pressures; the ability to attract and retain quality dealers, executive officers and other personnel; and the Company's ability to obtain financing needed in order to execute its business strategies.
# # #